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                                                                 EXHIBIT 99.5



                     FORM OF INVESTMENT ADVISORY AGREEMENT
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                         INVESTMENT ADVISORY AGREEMENT

                                August 19, 1994

ND Money Management, Inc.
201 South Broadway
Minot, North Dakota 58701

Dear Sirs:

    Integrity Fund of Funds, Inc. (the "Fund"), a corporation organized under the laws of the State of North Dakota, herewith confirms its agreement with ND Money Management, Inc. (the "Adviser"), as follows:

          1.   Investment description: *Appointment

          The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Prospectus and Statement of Additional Information, as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Directors of the Fund. Copies of the Fund's Prospectus and Statement of Additional Information have been or will be submitted to the Adviser. The Fund desires to employ and hereby appoints the Adviser to act as its investment adviser. The Adviser accepts the compensation set forth below.

          2.   Services as Investment Adviser

          Subject to the supervision and direction of the Board of Directors of the Fund, the Adviser will (a) act in conformity with the Investment Company Act of 1940 and the Investment Advisers Act of 1940, as the same may from time to time be amended, (b) manage the Fund in accordance with the Fund's investment objective(s) and policies as stated in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, (c) make investment decisions for the Fund, and (d) place purchase and sale orders on behalf of the Fund. In providing those services, the Adviser will provide investment research and supervision of the Fund's investments and conduct a continual program of investment, evaluation, and, if appropriate, sale and reinvestment of the Fund's assets. In addition, the Adviser will furnish the Fund with whatever statistical information the Fund may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing.

          3.   Brokerage

          In executing transactions for the Fund and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available
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for any Fund transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28 (e) of the Securities Exchange Act of
1934) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion. The Adviser may utilize ND Capital, Inc., or any other affiliated person of the Adviser as the broker for the purchase of mutual fund shares and other securities.

4.      Information Provided to the Fund

        The Adviser will keep the Fund informed of developments materially affecting the Fund and will, on its own initiative, furnish the Fund from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.      Standard of Care

        The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Fund or to shareholders of the Fund to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

6.      Independent Contractor

    The Adviser shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

7.      Compensation

        In consideration of the services rendered pursuant to this Agreement, the Fund will pay the Adviser on the first business day of each month a fee for the previous month at the annual rate of .90 of 1.00% of the Fund's average daily net assets. The fee for the period from the date the Fund's initial registration statement is declared effective by the Securities and Exchange Commission to the end of the month during which the initial registration statement is declared effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Fund's net assets shall be computed at the times and in the manner specified in the Fund's Prospectus or Statement of Additional Information as from time to time in effect.

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8.      Expenses

        The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: organization expenses; taxes; interest; brokerage fees and commissions, if any; fees and expenses of directors and officers of the Fund who are not officers or directors of the Adviser; Securities and Exchange Commission fees and state securities laws fees; charges of custodians and transfer and dividend disbursing agents; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Fund and of the officers and Board of Directors of the Fund; and any extraordinary expenses. In addition, the Fund is expected to pay service fees to dealers for providing personal services to shareholders and/or the maintenance of shareholder accounts.

9.      Services to Other Companies or Accounts

        The Fund understands that the Adviser may act in the future as investment adviser to fiduciary and other managed accounts and as investment adviser, to one or more other investment companies, and the Fund has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Fund understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties hereunder will not devote their full time to such service, and nothing contained herein shall be deemed to limit or restrict the right of the Advisor or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.     Term of Agreement

        This Agreement shall continue until August 19, 1996, and thereafter shall continue automatically for successive annual periods ending on August 19 of each year, provided such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund or (ii) a vote of a "majority" (as defined in the Investment Company Act of 1940) of the Fund's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of Directors of the Fund or by vote of holders of a majority of the Fund's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in said
Act).

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     11.     Limitation of Liability

               This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall be binding upon the assets and property of the Fund only and shall not be binding upon any director, officer, or shareholder of the Fund individually.

    If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                       Very truly yours,



                                 INTEGRITY FUND OF FUNDS, INC

                                     By /Robert E. Walstad/
                                          President


Accepted:

ND MONEY MANAGEMENT, INC.

By: /Robert E. Walstad/
                        Authorized Officer

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